For:	Alamo Group Inc.

Contact:	Richard J. Wehrle
Executive Vice President & CFO
830-372-9620

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. ANNOUNCES RETIREMENT OF BOARD MEMBER, APPOINTMENT OF NEW BOARD CHAIR AND APPOINTMENT OF NEW DIRECTOR

SEGUIN, Texas, February 22, 2024 -- Alamo Group Inc. (NYSE: ALG) today announced that Roderick (“Rock”) R. Baty will retire from the Board of Directors effective April 30, 2024. Mr. Baty joined the Board in August 2011 and has served in various capacities during his tenure. Mr. Baty was appointed Independent Board Chair on May 3, 2018. Upon Mr. Baty’s retirement from the Board, current Board member, Richard (“Rick”) W. Parod, will be appointed the new Independent Board Chair effective April 30, 2024.

The Company also today announced that it has appointed Paul D. Householder as a new independent member of the Board effective February 22, 2024. Mr. Householder is the President and Chief Executive Officer of Ag Growth International Inc. (Toronto: AGN). Mr. Householder joined Ag Growth International Inc. in 2019 as Executive Vice President, International. In 2022, he was appointed President and Chief Executive Officer and elected to the Board of Directors. Ag Growth International Inc. is a manufacturer of portable and stationary grain handling, storage and conditioning equipment, including augers, belt conveyors, storage bins, handling accessories and aeration equipment. Prior to joining Ag Growth International Inc., Mr. Householder spent 28 years at Air Products & Chemicals, Inc. (NYSE: APD), holding several global leadership roles focusing on continuous improvement, business development, sales, and engineering.

Alamo Chief Executive Officer and President, Jeffery A. Leonard, commented on the above changes as follows, “We will certainly miss Rock and want to thank him for his leadership and guidance in his role as Chair and for his devotion to the Company during his long tenure on the Board. He has been extremely instrumental in helping us get to where we are today. We are excited for Rick to step in as the new Independent Board Chair. We look forward to his capable leadership and guidance of the Board in the future. Finally, we are very pleased to have Paul join the Board and look forward to working with him. Paul brings decades of valuable international experience to the Board.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,350 employees and operates 29 plants in North America, Europe, Australia and Brazil as of December 31, 2023. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, unanticipated acquisition results, increasing costs due to inflation, new or unanticipated effects of the COVID-19 pandemic, geopolitical risks, including effects of the war in Ukraine, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, unanticipated acquisition results, increasing costs due to inflation, new or unanticipated effects of the COVID-19 pandemic, geopolitical risks, including effects of the war in Ukraine, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.